Exhibit 99.1

FINANCIAL NEWS

LogicVision Reports Third Quarter 2006 Financial Results
Revenue at High End of Guidance and Net Loss Better Than Forecast

SAN JOSE, Calif. – Oct. 24, 2006 – LogicVision, Inc. (NASDAQ: LGVN), a leading provider of silicon test and yield learning solutions, today announced its financial results for the third quarter ended September 30, 2006.

Third Quarter 2006 Results

Revenues in the third quarter of 2006 were $2.7 million, compared with $2.8 million in the second quarter of 2006.

Net loss in the third quarter of 2006 was $1.7 million, or $0.09 per share, compared with a net loss of $1.7 million, or $0.09 per share, reported in the second quarter of 2006.

Gross margins in the third quarter were 72 percent, compared with 76 percent in the second quarter of 2006.

Operating expenses were $3.7 million in the third quarter, including $98,000 of stock-based employee compensation charges in accordance with SFAS 123 (R).  This compares with $3.9 million of operating expenses in the second quarter of 2006, including $124,000 of stock-based employee compensation charges in accordance with SFAS 123(R).

At September 30, 2006, LogicVision had $8.0 million in cash, cash equivalents and investments, compared with $9.6 million at June 30, 2006.  The company has no bank debt.

New orders received during the third quarter totaled $3.8 million. The company exited the third quarter with a backlog of $21.4 million, including $6.6 million of deferred revenues, compared with a backlog of $19.8 million, including $6.4 million of deferred revenues, at the end of the second quarter. Approximately $9.4 million of the total backlog is expected to become recognized as revenue ratably over the next 12 months.

“In the third quarter, we achieved revenues at the high end of our guidance range and net loss better than forecasted on our last earnings conference call.  We were able to lower our operating expenses again this quarter, making this the sixth consecutive quarter of reduced operating expenses.  While new orders received during the quarter were good, they were not as high as we had anticipated which is why we used more cash than expected during the quarter.  We expect our cash balances at the end of the fourth quarter to remain at approximately the current level,” said James T. Healy, president and CEO of LogicVision.

“During the quarter, we focused on the key drivers of our long-term success – developing and introducing innovative technologies, forging relationships with key partners and working with our customers to find ways to accelerate the sales cycle.  We believe we are well positioned to capitalize on the Built-In-Self-Test market over the next year as more companies move to 90nm manufacturing processes and our customer evaluations are completed,” Mr. Healy said.

Guidance for the Fourth Quarter of 2006

•	Revenues are expected to be in the range of $2.7 million to $3.0 million.

•	Net loss is expected to be in the range of $1.2 million to $1.5 million or a net loss in the range of $0.06 to $0.08 per share.

•	Cash, cash equivalents and investments are expected to be approximately $8.0 million at the end of the fourth quarter.

Conference Call

LogicVision will broadcast its conference call discussion of third quarter 2006 financial results today, October 24, 2006 at 2 p.m. Pacific time.  To listen to the call, please dial 800-857-5485, pass code: “LogicVision.”  A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, dial 866-514-4267. The LogicVision financial results conference call will be available via a live web cast on the investor relations section of the company’s web site at http://www.logicvision.com.  An archived web cast of the call will be available at http://www.logicvision.com  for one year.

About LogicVision, Inc.

LogicVision, Inc. provides unique test and yield learning capabilities in the design for manufacturing space. These capabilities enable its customers, leading semiconductor companies, to more quickly and efficiently learn to improve product yields. The company’s advanced Design for Test (DFT) product line, ETCreate, works together with ETAccess and Yield Insight yield learning applications to enable increased profit by reducing device field returns, reducing test costs, and accelerating both time to market and time to yield. LogicVision solutions are used in the development of semiconductor ICs for products ranging from digital consumer goods to wireless communications devices and satellite systems. LogicVision was founded in 1992 and is headquartered in San Jose, Calif. For more information visit www.logicvision.com.

FORWARD LOOKING STATEMENTS

Except for the historical information contained herein, the matters set forth in this press release, including statements as to the Company’s outlook, expected bookings, the features, benefits and enhancements of the Company’s products, market opportunities, and the Company’s expected financial results, including revenues, net loss, and cash, cash equivalents and investments are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the possibility that orders could be modified, cancelled or not renewed, the ability of the Company to negotiate and sign customer agreements and obtain purchase orders, trends in capital spending in the semiconductor industry, the timing and nature of customer orders, whether customers accept the Company’s new products, the impact of competitive products and alternative technological advances, and other risks detailed in LogicVision’s Form 10-K for the year ended December 31, 2005, Form 10-Q for the quarter ended June 30, 2006 and from time to time in LogicVision’s SEC reports. These forward-looking statements speak only as of the date hereof. LogicVision disclaims any obligation to update these forward-looking statements.

LogicVision, Embedded Test and LogicVision logos are trademarks or registered trademarks of LogicVision, Inc. in the United States and other countries. All other trademarks and service marks are the property of their respective owners.

Contacts:
Bruce M. Jaffe
Vice President & CFO
(408) 453-0146
InvestorRelations@logicvision.com

- Summary financial data follows -

LOGICVISION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2006	2005	2006	2005

Revenues:
License	$1,332	$1,250	$3,856	$5,440
Service	1,312	892	3,809	2,804
Product	10	58	110	168

Total revenues	2,654	2,200	7,775	8,412

Cost of revenues:
License	259	261	746	650
Service	486	468	1,339	1,568
Product	—	25	—	75

Total cost of revenues	745	754	2,085	2,293

Gross profit	1,909	1,446	5,690	6,119

Operating expenses:
Research and development	1,014	1,394	3,137	4,461
Sales and marketing	1,745	1,943	5,404	5,693
General and administrative	956	1,054	2,957	3,622

Total operating expenses	3,715	4,391	11,498	13,776

Loss from operations	(1,806)	(2,945)	(5,808)	(7,657)
Interest and other income, net	81	81	243	211

Loss before provision for income taxes	(1,725)	(2,864)	(5,565)	(7,446)
Provision for income taxes	15	9	91	39

Net loss	$(1,740)	$(2,873)	$(5,656)	$(7,485)

Net loss per common share, basic and diluted	$(0.09)	$(0.15)	$(0.29)	$(0.40)

Weighted average number of shares outstanding, basic and diluted	20,058	18,836	19,326	18,621

LOGICVISION, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	September 30, 2006	December 31, 2005

ASSETS
Current Assets:
Cash and cash equivalents	$5,247	$3,620
Short-term investments	2,740	7,076
Accounts receivable, net of allowance for doubtful accounts of $15 and $25, respectively	1,449	2,512
Prepaid expenses and other current assets	1,149	1,544

Total current assets	10,585	14,752
Property and equipment, net	873	1,097
Intangible assets, net	238	464
Goodwill	6,846	6,846
Other long-term assets	788	1,182

Total assets	$19,330	$24,341

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$572	$484
Accrued liabilities	1,962	1,702
Deferred revenue, current portion	4,849	3,137

Total current liabilities	7,383	5,323
Deferred revenue	1,714	3,580

Total liabilities	9,097	8,903

Commitments and contingencies
Stockholders’ Equity:
Preferred stock, $0.0001 par value:
Authorized: 5,000 shares;
Issued and outstanding: no shares issued and outstanding	—	—
Common stock, $0.0001 par value:
Authorized: 125,000 shares;
Issued and outstanding: 20,081 shares at September 30, 2006 and 18,892 shares at December 31, 2005	2	2
Additional paid-in capital	104,845	104,417
Accumulated other comprehensive income (loss)	16	(7)
Accumulated deficit	(94,630)	(88,974)

Total stockholders’ equity	10,233	15,438

Total liabilities and stockholders’ equity	$19,330	$24,341